Exhibit 4.2

DESCRIPTION OF COMMON STOCK
The following description of our Common Stock is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to our Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) and our Amended and Restated Bylaws (the “Bylaws”), each of which are incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this Exhibit 4.2 is a part. We encourage you to read our Articles of Incorporation, our Bylaws and the applicable provisions of the DGCL, for additional information.
References in this section to “we,” “us” and “our” refer to Livent and not to any of its subsidiaries.
General
Our authorized capital stock will consist of 2,000,000,000 shares of common stock, par value $0.001 per share, and 50,000,000 shares of preferred stock, par value $0.001 per share. The outstanding shares of our Common Stock are fully paid and nonassessable.
Common Stock
Voting rights. The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders.
Dividend rights. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor. See “Dividend Policy.”
Rights upon liquidation. In the event of liquidation, dissolution or winding up of Livent, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding.
Other rights. The holders of our common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock.
Preferred Stock
Our Board of Directors has the authority to issue the preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without further vote or action by the stockholders.
The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of Livent without further action by the stockholders and may adversely affect the voting and other rights of the holders of common stock. At present, Livent has no plans to issue any of the preferred stock.

Election and Removal of Directors
Our Board of Directors currently consists of seven directors and may have between three and fifteen directors. The exact number of directors will be fixed from time to time by resolution of the Board of Directors. Directors shall be elected by a majority of the votes cast in an election. Prior to such election, incumbent nominees will tender a contingent resignation that will become effective if (i) the nominee does not receive a majority of the votes cast with respect to his or her election at the annual meeting and (ii) our Board of Directors accepts such resignation.
No director may be removed except for cause, and directors may be removed for cause by an affirmative vote of shares representing a majority of the shares then entitled to vote at an election of directors. Any vacancy occurring on the Board of Directors and any newly created directorship may be filled only by a majority of the remaining directors in office.

Staggered Board
Our Board of Directors is currently divided into three classes serving staggered three-year terms. At each annual meeting of stockholders, directors will be elected to succeed the class of directors whose terms have expired. This classification of our Board of Directors could have the effect of increasing the length of time necessary to change the composition of a majority of the Board of Directors. In general, at least two annual meetings of stockholders will be necessary for stockholders to effect a change in a majority of the members of the Board of Directors.
Limits on Written Consents
Our certificate of incorporation provides that any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders in lieu of a meeting.
Stockholder Meetings
Our certificate of incorporation and our bylaws provide that special meetings of our stockholders may be called only by the chairman of our Board of Directors or a majority of the directors. Our certificate of incorporation and our bylaws specifically deny any power of any other person to call a special meeting.
Amendment of Certificate of Incorporation
The provisions of our certificate of incorporation described under “-Election and Removal of Directors,” “-Limits on Written Consents” and “-Stockholder Meetings” may be amended only by the affirmative vote of holders of at least 80% of the voting power of our outstanding shares of voting stock, voting together as a single class. The affirmative vote of holders of at least a majority of the voting power of our outstanding shares of stock will generally be required to amend other provisions of our certificate of incorporation.
Amendment of Bylaws
Our bylaws may generally be altered, amended or repealed, and new bylaws may be adopted, with:

•	the affirmative vote of a majority of directors present at any regular or special meeting of the Board of Directors called for that purpose;

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the affirmative vote of a majority of the voting power of our outstanding shares of voting stock, voting together as a single class; provided that any alteration, amendment or repeal of, or adoption of any bylaw inconsistent with, specified provisions of the bylaws, including the location of shareholder meetings, rules relating to the agenda of our annual meetings and director nomination procedures requires the affirmative vote of at least 80% of the voting power of our outstanding shares of voting stock, voting together as a single class.

Other Limitations on Stockholder Actions
Our bylaws also impose some procedural requirements on stockholders who wish to:

•	make nominations in the election of directors;

•	propose that a director be removed;

•	propose any repeal or change in our bylaws; or

•	propose any other business to be brought before an annual or special meeting of stockholders.
Under these procedural requirements, in order to bring a proposal before a meeting of stockholders, a stockholder must deliver timely notice of a proposal pertaining to a proper subject for presentation at the meeting to our corporate secretary along with the following:

•	a description of the business or nomination to be brought before the meeting;

•	the stockholder’s name and address;

•	the number of shares beneficially owned by the stockholder and evidence of such ownership; and

•	any material interest of the stockholder in the proposal;
To be timely, a stockholder must generally deliver notice:

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in connection with an annual meeting of stockholders, not less than 60 nor more than 90 days prior to the date of the annual meeting of stockholders; provided, however, that in the event that less than seventy days’ notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder must be received not later than the close of business on the 10th day following the date on which such notice of the date of the annual meeting was mailed or such public disclosure was made.

In order to submit a nomination for our Board of Directors, a stockholder must also submit any information with respect to the nominee that we would be required to include in a proxy statement, as well as some other information. If a stockholder fails to follow the required procedures, the stockholder’s proposal or nominee will be ineligible and will not be voted on by our stockholders.
Provisions of Our Certificate of Incorporation Relating to Corporate Opportunities
In order to address potential conflicts of interest between FMC and us, our certificate of incorporation contains provisions regulating and defining the conduct of our affairs as they may involve FMC and its officers, directors and/or employees, and our powers, rights, duties and liabilities and those of our officers, directors and stockholders in connection with our relationship with FMC. In general, and except as set forth in any agreement between us and FMC, these provisions recognize that we and FMC may engage in the same or similar business activities and lines of business, have an interest in the same areas of corporate opportunities and will continue to have contractual and business relations with each other, including directors, officers and/or employees of FMC serving as our directors or officers. In addition, FMC has no duty to communicate or present corporate opportunities to us, and shall not be liable to us or our shareholders for breach of any fiduciary duty as our shareholder by reason of the fact that FMC pursues or acquires such corporate opportunity for itself.

Limitation of Liability of Directors and Officers
Our certificate of incorporation will provide that no director will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except as required by applicable law, as in effect from time to time. Currently, Delaware law requires that liability be imposed for the following:

•	any breach of the director’s duty of loyalty to our company or our stockholders;

•	any act or omission not in good faith or which involved intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; and

•	any transaction from which the director derived an improper personal benefit.
As a result, neither we nor our stockholders have the right, through stockholders’ derivative suits on our behalf, to recover monetary damages against a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior, except in the situations described above.
Our bylaws will provide that, to the fullest extent permitted by law, we will indemnify any officer or director of our company against all damages, claims and liabilities arising out of the fact that the person is or was our director or officer, or served any other enterprise at our request as a director, officer, employee, agent or fiduciary. We will reimburse the expenses, including attorneys’ fees, incurred by a person indemnified by this provision when we receive an undertaking to repay such amounts if it is ultimately determined that the person is not entitled to be indemnified by us. Amending this provision will not reduce our indemnification obligations relating to actions taken before an amendment.

Forum Selection
The Court of Chancery of the State of Delaware is the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of Livent, (ii) any action asserting a claim of breach of fiduciary duty owed by any director, officer or other employee of Livent to Livent or Livent’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law, or (iv) any action asserting a claim governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of Livent shall be deemed to have notice of and consented to the foregoing forum selection provisions.

Delaware Business Combination Statute
We will be subject to Section 203 of the Delaware General Corporation Law, which regulates corporate acquisitions. Thereafter, we will be subject to Section 203.
Section 203 prevents an “interested stockholder,” which is defined generally as a person owning 15% or more of a corporation’s voting stock, or any affiliate or associate of that person, from engaging in a broad range of “business combinations” with the corporation for three years after becoming an interested stockholder unless:

•	the board of directors of the corporation had previously approved either the business combination or the transaction that resulted in the stockholder’s becoming an interested stockholder;

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upon completion of the transaction that resulted in the stockholder’s becoming an interested stockholder, that person owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, other than statutorily excluded shares; or

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following the transaction in which that person became an interested stockholder, the business combination is approved by the board of directors of the corporation and holders of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

Under Section 203, the restrictions described above also do not apply to specific business combinations proposed by an interested stockholder following the announcement or notification of designated extraordinary transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation’s directors, if such extraordinary transaction is approved or not opposed by a majority of the directors who were directors prior to any person becoming an interested stockholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors.
Section 203 may make it more difficult for a person who would be an interested stockholder to effect various business combinations with a corporation for a three-year period. Section 203 also may have the effect of preventing changes in our management and could make it more difficult to accomplish transactions which our stockholders may otherwise deem to be in their best interests.
Business Combinations Provision in Charter
In addition to any vote required by applicable law, the following transactions involving us and persons beneficially owning 10% or more of the voting power of our outstanding shares of common stock (each, an “Interested Shareholder”) must be approved by the holders of at least 80% of the voting power of our outstanding voting stock, unless approved by a majority of our disinterested directors:

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any merger or consolidation of Livent or any majority-owned subsidiary of Livent with (a) any Interested Shareholder or (b) any other corporation (whether or not itself an Interested Stockholder) which is, or after such merger or consolidation would be, an affiliate of an Interested Stockholder;

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any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any Interested Stockholder or any affiliate of any Interested Stockholder of any assets of Livent or any majority-owned subsidiary of Livent having an aggregate fair market value of $50,000,000 or more;

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the issuance or transfer by Livent or any majority-owned subsidiary (in one transaction or a series of transactions) of any securities of Livent or any majority-owned subsidiary to any Interested Stockholder or any affiliate of any Interested Stockholder in exchange for cash, securities or other property (or a combination thereof) having an aggregate fair market value of $50,000,000 or more;

•	the adoption of any plan or proposal for the liquidation or dissolution of Livent proposed by or on behalf of an Interested Stockholder of any affiliate of any Interested Stockholder; or

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any reclassification of securities (including any reverse stock split), or recapitalization of Livent, or any merger or consolidation of Livent with any of its majority-owned subsidiaries or any other transaction (whether or not with or into or otherwise involving an Interested Stockholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of Livent or any majority-owned subsidiary which is directly or indirectly owned by any Interested Stockholder or any affiliate of any Interested Stockholder.

 Anti-Takeover Effects of Some Provisions
Some provisions of our certificate of incorporation and bylaws could make the following more difficult:

•	acquisition of control of us by means of a proxy contest or otherwise, or

•	removal of our incumbent officers and directors.

These provisions, as well as our ability to issue preferred stock, are designed to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our Board of Directors. We believe that the benefits of increased protection give us the potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us, and that the benefits of this increased protection outweigh the disadvantages of discouraging those proposals, because negotiation of those proposals could result in an improvement of their terms.

Listing
Our common stock has been approved to list on the NYSE under the symbol “LTHM.”
Transfer Agent and Registrar
The transfer agent and registrar for the common stock will be Equiniti Trust Company.